Exhibit 99(4)(13)

To the Stock Exchanges in Copenhagen and New York	January 9, 2006 Release 2/2006
The Board’s comments to the conclusion of ATP’s assessment in relation to NTC’s public tender offer.
Copenhagen, Denmark — The Board of Directors has taken notice of the conclusion of ATP’s assessment of the public tender offer made by Nordic Telephone Company ApS regarding the shares in TDC A/S. The Board does not find that this implies any changes of the Board’s statement to the shareholders regarding the public tender offer. The Board’s recommendation to the shareholders of TDC A/S to accept NTC’s offer is thus upheld.
For further information please contact TDC Investor Relations at +45 3343 7680.

TDC A/S	Internet:
Noerregade 21	www.tdc.com
0900 Copenhagen C	E-mail:
Tel. +45 33 43 76 80	investorrelations@tdc.dk
Fax +45 33 43 76 78

TDC A/S CVR-nr. 14 77 39 08 Copenhagen

January 9, 2006 Release 2-2006	Announcement from TDC	Page 2 of 2
TDC is a Danish-based provider of communications solutions with significant presence in selected markets in Northern and Central Europe. TDC has six main business lines; TDC Solutions, TDC Mobile International, TDC Switzerland, TDC Cable TV and TDC Services. TDC was partly privatized in 1994 and fully privatized in 1998. The shares are primarily held by institutional investors and private individuals in Europe and the USA.
TDC listings
Shares: Copenhagen Stock Exchange
Reuters TDC.CO
Bloomberg TDC DC
Nominal value DKK 5
ISIN DK0010 253335
Sedol 5698790
Shares: New York Stock Exchange
Reuters TLD.N
Bloomberg TLD US
One ADS represent one half common share
ISIN US8723 6N1028
Sedol 2883094